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                                                      EXHIBIT 11.1


                     GREAT WESTERN FINANCIAL CORPORATION

                  Computation of Net Income Per Common Share
                          Primary and Fully Diluted


                                                 Year Ended December 31
                                            --------------------------------
(Dollars in thousands)                          1994        1993        1992
                                                ----        ----        ----
[S]                                         [C]         [C]         [C]

Net income before accounting changes        $251,234    $ 62,047    $ 53,912
Preferred stock dividends - convertible
  and nonconvertible                         (25,015)    (25,015)    (15,543)
                                            --------    --------    --------
Net income for computing earnings per
  Common share - primary before
  accounting changes                         226,219      37,032      38,369
Accounting changes                                 -           -      31,094
                                            --------    --------    --------
Net income for computing earnings per
  Common share - primary                     226,219      37,032      69,463
Preferred stock dividends - convertible            -      11,320      11,320
                                            --------    --------    --------
Net income for computing earnings per
  Common share - fully diluted               226,219      48,352      80,783
Accounting changes                                 -           -     (31,094)
                                            --------    --------    --------
Net income for computing earnings per
  Common share - fully diluted before
  accounting changes                        $226,219    $ 48,352    $ 49,689
                                            ========    ========    ========
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                Computation of Average Number of Common Shares
                Outstanding on Primary and Fully Diluted Basis
                   (In thousands, except per share amounts)

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
                                                 Year Ended December 31
                                            --------------------------------
(Dollars in thousands)                          1994        1993        1992
                                                ----        ----        ----
Average number of Common shares
  outstanding during each period -
  without dilution                           133,307     131,529     130,412
Common share equivalents outstanding
  at the end of each period                      463         478         324
                                            --------    --------    --------
Average number of Common shares and
  Common share equivalents outstanding
  during each period on a primary basis 133,770 132,007 130,736 Common share equivalents outstanding at the end of each period on a fully
  diluted basis                                    -         504         204
Addition from assumed conversion as of
  the beginning of each period of the
  convertible preferred stock outstanding
  at the end of each period                        -       6,342       6,342
                                            --------    --------    --------
Average number of Common shares
  outstanding during each period on
  a fully diluted basis                      133,770     138,853     137,282
                                            ========    ========    ========
Net income per Common share
  Primary before accounting changes            $1.69        $.28        $.30
  Fully diluted before accounting changes       1.69         .28          30
  Primary                                       1.69         .28          53
  Fully diluted                                 1.69         .28          53

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